Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Anika Therapeutics, Inc.

Pondel/Wilkinson Klein

Charles Sherwood, Ph.D., CEO	Susan Klein (508) 358-4315
William Knight, CFO	Rob Whetstone (323) 866-6060
(781) 932-6616

ANIKA THERAPEUTICS REPORTS 2003 FOURTH QUARTER AND
YEAR-END FINANCIAL RESULTS

WOBURN, Mass. – February 27, 2004 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today announced financial results for the fourth quarter and year ended December 31, 2003.

Marking the company’s first full year of profitable operations since 1998, net income for the year ended December 31, 2003 was $827,000, or $0.08 per diluted share, compared with a net loss of $3,040,000, or $0.31 per diluted share, for 2002.  Revenues grew 17% to $15,404,000 from $13,187,000 last year.

For the 2003 fourth quarter, net income totaled $801,000, or $0.07 per fully diluted share, compared with net income of $829,000, or $0.08 per diluted share, in the fourth quarter of 2002.  Revenues for the quarter increased 12% to $5,014,000 from $4,471,000 for the same period last year.  Results for the latest quarter included recognition of $846,000 in revenue previously deferred for the first three quarters of 2003 in accordance with Anika’s revenue recognition policies compared with deferred revenue of $839,000 recognized in the 2002 fourth quarter.

“In the last several months we’ve achieved some highly significant milestones for the company,” said Charles H. Sherwood, Ph.D., president and chief executive officer.  “In December we signed a multi-year U.S. licensing and supply agreement with Johnson & Johnson’s Ortho Biotech Products, L.P. for OrthoVisc®, our treatment for osteoarthritis of the knee.  In February we received final marketing approval from the U.S. Food and Drug Administration (FDA) for OrthoVisc. With these achievements behind us, our initial focus for 2004 is on supporting Ortho Biotech’s U.S. launch for OrthoVisc and to move two potential therapies in our product pipeline—one for cosmetic tissue augmentation and another for preventing post-surgical adhesions—into human clinical trials,” he added.

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Anika received an initial payment of $2 million from Ortho Biotech in the fourth quarter of 2003 and has also received a milestone payment of $20 million in the first quarter of 2004 as a result of the FDA approval.  Commencing in the first quarter of 2004 these cash payments are to be recognized as revenue ratably over the remaining initial ten-year term of the agreement.

Gross margins were 48% and 55% for the full year and fourth quarter of 2003, respectively.   This compares with 39% and 59% for the corresponding periods in 2002.  The full-year improvement stemmed from a combination of manufacturing efficiency gains and higher margin product mix, while fourth quarter of 2003 margins reflected lower production levels compared to the same quarter last year.

Research and development expenses decreased 17% for the fourth quarter and 34% for the full year of 2003.  The decrease was primarily due to lower costs associated with the clinical trial for OrthoVisc in 2003 compared to 2002.  Selling, general and administrative (SG&A) expenses for the fourth quarter increased 20% compared with the fourth quarter of 2002 mainly due to personnel related costs and outside and professional service fees.  SG&A expenses decreased 5% on a year-over-year basis, mainly due to lower overall outside and professional service fees.

Cash and restricted cash at December 31, 2003 totaled $15.4 million compared with cash and marketable securities of $13.5 million at December 31, 2002.

Conference Call Information

The company will hold a conference call to review its financial results on Friday, February 27, 2004 at 11:00 a.m. EDT.  To listen to the conference call, dial 706-634-1550 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at http://www.anikatherapeutics.com/newset.htm.  The call will be archived and accessible on the same Web site for one year beginning at 2:00 p.m. EDT Friday, February 27.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair,

protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery, for Bausch & Lomb.  It also produces CoEase™, which is marketed by Advanced Medical Optics, Inc., STAARVISC™-II distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic and osteoarthritis products, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) expectations regarding future results of operations, including the Company’s expectations regarding cash utilization, (v) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company’s ophthalmic business, (vi) the Company’s expectations of the size of the United States and European markets, including Germany and France, for osteoarthritis of the knee, (vii) the Company’s intention to increase market share for ORTHOVISC® in international and domestic markets or otherwise penetrate growing markets for osteoarthritis of the knee,  (viii) the Company’s corporate objectives and research and development and collaboration opportunities, including, without limitation, intended preclinical development of potential cosmetic tissue augmentation products and commencement of INCERT® clinical trials and (ix) the timing and results of the U.S. launch for ORTHOVISC®.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German, Canadian and French economies, in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, (iii) new distribution arrangements, including the agreement with Ortho Biotech Products, L.P. pertaining to ORTHOVISC®, will not result in meaningful sales of the Company’s products, (iv) the Company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company’s product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, or (vii) increased sales of the Company’s products, including HYVISC®, ORTHOVISC®, or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company’s business and operations.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

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Anika Therapeutics, Inc. and Subsidiaries
Consolidated Statements of Operations

	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002

Product revenue	$4,992,000	$4,439,000	$15,330,000	$13,129,000
License revenue	22,000	32,000	74,000	58,000
Total revenue	5,014,000	4,471,000	15,404,000	13,187,000
Cost of product revenue	2,260,000	1,845,000	8,005,000	8,109,000
Gross profit	2,754,000	2,626,000	7,399,000	5,078,000
Operating expenses:
Research and development	656,000	789,000	2,595,000	3,928,000
Selling, general and administrative	1,264,000	1,057,000	4,209,000	4,425,000
Total operating expenses	1,920,000	1,846,000	6,804,000	8,353,000
Income (loss) from operations	834,000	780,000	595,000	(3,275,000)
Interest (income) expense, net	(33,000)	(54,000)	(144,000)	(240,000)
Income (loss) before provision for income taxes	867,000	834,000	739,000	(3,035,000)
Provision for income taxes	66,000	5,000	(88,000)	5,000
Net income (loss)	$801,000	$829,000	$827,000	$(3,040,000)

Basic net earnings (loss) per share	$0.08	$0.08	$0.08	$(0.31)
Basic shares outstanding	9,979,068	9,934,280	9,953,733	9,934,280

Diluted net earnings (loss) per share	$0.07	$0.08	$0.08	$(0.31)
Diluted shares outstanding	11,188,042	9,968,860	10,849,610	9,934,280

Anika Therapeutics, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$14,592,000	$11,002,000
Restricted cash	818,000	—
Marketable securities	—	2,500,000
Accounts receivable, net	1,421,000	1,198,000
Inventories	3,627,000	2,924,000
Prepaid expenses and other current assets	81,000	320,000
Total current assets	20,539,000	17,944,000
Property and equipment	9,875,000	9,619,000
Less accumulated depreciation	(8,684,000)	(7,679,000)
Net property and equipment	1,191,000	1,940,000
Long-term deposits	143,000	143,000
Loan receivable officer	—	59,000
Total assets	$21,873,000	$20,086,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$349,000	$845,000
Other accrued expenses	1,297,000	1,703,000
Customer deposit	—	326,000
Deferred revenue	378,000	148,000
Income taxes payable	65,000	—
Total current liabilities	2,089,000	3,022,000

Long Term Deferred Revenue	1,800,000	—

Stockholders’ equity:
Common stock	100,000	100,000
Additional paid-in capital	31,480,000	31,640,000
Treasury stock	(27,000)	(280,000)
Accumulated deficit	(13,569,000)	(14,396,000)
Total stockholders’ equity	17,984,000	17,064,000
Total liabilities and stockholders’ equity	$21,873,000	$20,086,000